As filed with the Securities and Exchange Commission on August 6, 2009

Registration No. 333-_________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

UNITED STATES CELLULAR CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	62-1147325 (I.R.S. Employer Identification No.)

8410 West Bryn Mawr Avenue, Suite 700 Chicago, Illinois (Address of Principal Executive Offices)	60631 (Zip Code)

United States Cellular Corporation
2005 Long-Term Incentive Plan, as Amended
(Full Title of the Plan)

LeRoy T. Carlson, Jr.
Chairman
United States Cellular Corporation.
c/o Telephone and Data Systems, Inc.
30 North LaSalle Street, Suite 4000
Chicago, Illinois 60602
(Name and Address of Agent for Service)

(312) 630-1900
(Telephone Number, Including
Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One)

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Shares, $1.00 par value	2,600,000 Shares	$35.87 (2)	$93,249,000	$5,204.00
(1)

In addition, this Registration Statement also covers an indeterminate amount of additional securities which may be issued under the above-reference Plan pursuant to the anti-dilution provisions of such Plan.

(2)

Estimated for the Common Shares solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Common Shares of the Company on the New York Stock Exchange on July 31, 2009, pursuant to Rule 457(h)(1) under the Securities Act of 1933.

(3)

The registrant has previously filed a Registration Statement on Form S-8 (No. 333-105675), relating to 5,350,000 Common Shares, which first became effective May 30, 2003, for issuance under the registrant’s 2003 Long-Term Incentive Plan, which has been redesignated as the 2005 Long-Term Incentive Plan, as amended. Pursuant to Rule 429 under the Security Act of 1933, as amended, the Prospectus related to the Plan includes the 5,350,000 Common Shares covered by Registration Statement No. 333-105675 that remain unissued, as well as the securities registered by this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.   Plan Information.*

Item 2.   Registration Information and Employee Plan Annual Information.*

*

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “1933 Act”) and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

The following documents which have heretofore been filed by United States Cellular Corporation (the “Company” or the “Registrant”), with the Securities and Exchange Commission (the “Commission”) pursuant to the 1933 Act and the Securities Exchange Act of 1934, as amended (the “1934 Act”), are incorporated by reference herein and shall be deemed to be a part hereof:

1.	The description of the Company’s Common Shares, par value $1.00 per share (“Common Shares”), contained in the Company’s Registration Statement on Form 8-A dated September 12, 2008.

2.	The Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

3.	The Company’s Quarterly Reports on Form 10-Q for the periods ended March 31 and June 30, 2009.

4.

The Company’s Current Reports on Form 8-K reporting events since January 1, 2009, provided that any information in any Form 8-K that is not deemed to be “filed” pursuant to Item 2.02 or 7.01 shall not be incorporated by reference herein.

5.	All other reports filed by the Company pursuant to Section 13(a) and 15(d) of the 1934 Act since December 31, 2008.

All documents, subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and made a part hereof from their respective dates of filing (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.   Description of Securities.

Incorporated herein by reference. See Item 3.

Item 5.   Interests of Named Experts and Counsel.

Certain legal matters relating to the securities registered hereby will be addressed by Sidley Austin LLP, One South Dearborn Street, Chicago, Illinois 60603. The Company is controlled by Telephone and Data Systems, Inc. (“TDS”) and the following persons are members of Sidley Austin LLP: Walter C.D. Carlson, a trustee and beneficiary of a voting trust that controls TDS, the non-executive Chairman of the Board and member of the Board of Directors of TDS and member of the Board of Directors of the Company; William S. DeCarlo, the General Counsel of TDS and an Assistant Secretary of TDS and certain subsidiaries of TDS; and Stephen P. Fitzell, the General Counsel and/or an Assistant Secretary of the Company and certain other subsidiaries of TDS. Walter C.D. Carlson does not provide legal services to TDS, the Company or their subsidiaries.

Item 6.   Indemnification of Directors and Officers.

Article XI of the Company’s Restated Certificate of Incorporation, as amended, contains a provision providing that no director or officer of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director or officer except for breach of the director’s or officer’s duty of loyalty to the Company or its stockholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, unlawful payment of dividends, unlawful stock redemptions or repurchases and transactions from which the director or officer derived an improper personal benefit.

Article XI of the Company’s Restated Certificate of Incorporation, as amended, also provides that the Company shall indemnify directors and officers of the Company, its consolidated subsidiaries and certain other related entities generally in the same manner and to the fullest extent permitted by the Delaware General Corporation Law. Under the Delaware General Corporation Law, directors and officers, as well as other employees or persons, may be indemnified against judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation - a “derivative action”), and against expenses (including attorney’s fees) in any action (including a derivative action), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. However, in the case of a derivative action, a person cannot be indemnified for expenses in respect of any matter as to which the person is adjudged to be liable to the corporation unless and to the extent a court determines that such person is fairly and reasonably entitled to indemnity for such expenses.

The Delaware General Corporation Law also provides that, to the extent a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action or matter, the corporation must indemnify such party against expenses (including attorneys’ fees) actually and reasonably incurred by such party in connection therewith.

The Delaware General Corporation Law provides that expenses incurred by a director or officer in defending any action may be paid by a Delaware corporation in advance of the final disposition of the action upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that such party is not entitled to be indemnified by the corporation.

The Company’s Restated Certificate of Incorporation, as amended, states that the right to indemnification conferred in Article XI thereof is a contract right and includes the right to be paid by the Company for expenses incurred in defending proceedings covered by Article XI in advance of their final disposition; provided, however, that, if the Delaware General Corporation Law requires, the payment of such expenses in advance of the final disposition of a proceeding shall be made only upon delivery to the Company of an undertaking, by or on behalf of an indemnified director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under the Restated Certificate of Incorporation, as amended, or otherwise.

The Delaware General Corporation Law provides that the indemnification and advancement of expenses provided thereby are not exclusive of any other rights granted by bylaws, agreements or otherwise, and provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person, whether or not the corporation would have the power to indemnify such person under Delaware law.

The Company has directors’ and officers’ liability insurance which provides, subject to certain policy limits, deductible amounts and exclusions, coverage for all persons who have been, are or may in the future be, directors or officers of the Company, against amounts which such persons must pay resulting from claims against them by reason of their being such directors or officers during the policy period for certain breaches of duty, omissions or other acts done or wrongfully attempted or alleged.

Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

Item 7.   Exemption from Registration Claimed.

Not Applicable.

Item 8.   Exhibits.

The exhibits accompanying this Registration Statement are listed on the accompanying Exhibit Index. The Plan is not intended to be qualified under Section 401(a) of the Internal Revenue Code.

Item 9.   Undertakings.

(a)	The Company hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the 1933 Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the Common Shares being registered hereby which remain unsold at the termination of the offering.

(b)                 The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the 1933 Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                  Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on the 6th day of August, 2009.

UNITED STATES CELLULAR CORPORATION

By:	/s/ LeRoy T. Carlson, Jr.
LeRoy T. Carlson, Jr. Chairman

POWER OF ATTORNEY AND SIGNATURES

Each person whose signature appears below constitutes and appoints LeRoy T. Carlson, Jr. as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement and/or amendment, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and to take such actions in, and file with, the appropriate applications, statements, consents and other documents as may be necessary or expedient to register securities of the Company for sale, granting unto said attorney-in-fact and agent full power and authority to do so and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all the said attorneys-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof and the Company hereby confers like authority on its behalf.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on the 6th day of August, 2009.

/s/ LeRoy T. Carlson, Jr.	Director and Chairman
LeRoy T. Carlson, Jr.

/s/ John E. Rooney	Director and President and Chief Executive Officer (Principal Executive Officer)
John E. Rooney

/s/ Walter C.D. Carlson	Director
Walter C.D. Carlson

/s/ LeRoy T. Carlson	Director
LeRoy T. Carlson

/s/ James Barr III	Director
James Barr III

/s/ J. Samuel Crowley	Director
J. Samuel Crowley

/s/ Ronald E. Daly	Director
Ronald E. Daly

SIGNATURE PAGE 1 of 2 TO FORM S-8
REGARDING AUTHORIZATION OF ADDITIONAL UNITED STATES CELLULAR CORPORATION
COMMON SHARES FOR 2005 LONG-TERM INCENTIVE PLAN, AS AMENDED

/s/ Paul-Henri Denuit	Director
Paul-Henri Denuit

/s/ Harry J. Harczak, Jr.	Director
Harry J. Harczak, Jr.

/s/ Gregory P. Josefowicz	Director
Gregory P. Josefowicz

/s/ Kenneth R. Meyers	Director and Chief Accounting Officer (Principal Accounting Officer)
Kenneth R. Meyers

/s/ Steven T. Campbell	Executive Vice President-Finance, Chief Financial Officer and Treasurer (Principal Financial Officer)
Steven T. Campbell

SIGNATURE PAGE 2 of 2 TO FORM S-8
REGARDING AUTHORIZATION OF ADDITIONAL UNITED STATES CELLULAR CORPORATION
COMMON SHARES FOR 2005 LONG-TERM INCENTIVE PLAN, AS AMENDED

EXHIBIT INDEX

The following documents are filed herewith or incorporated herein by reference.

Exhibit No.	Description
4.1	Restated Certificate of Incorporation of the Company, as amended, is hereby incorporated herein by reference to an exhibit to the Company’s Amendment No. 2 on Form 8 dated December 28, 1992 to the Company’s Registration Statement on Form 8-A.

4.2	Restated Bylaws of the Company, as amended, are hereby incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K dated November 8, 2007.

5	Opinion of Counsel

23.1	Consent of Principal Independent Registered Public Accounting Firm

23.2	Consent of Other Independent Registered Public Accounting Firm

23.3	Consent of Counsel (contained in Exhibit 5)

24	Powers of Attorney (included on signature page)

99.1	United States Cellular Corporation 2005 Long-Term Incentive Plan, as amended, is hereby incorporated by reference to Exhibit C to the Company’s Notice of Annual Meeting to Shareholders and Proxy Statement dated April 15, 2009.

TELEPHONE AND DATA SYSTEMS, INC.

8401 Greenway Boulevard
Middleton, Wisconsin 53562
(608) 664-8300

August 6, 2009

VIA EDGAR

Securities and Exchange Commission
100 F. Street, N.E.
Washington, D.C. 20549

Re:	United States Cellular Corporation Registration Statement on Form S-8

Dear Sir or Madam:

On behalf of United States Cellular Corporation (the “Company”), a subsidiary of Telephone and Data Systems, Inc., transmitted herewith is a Registration Statement on Form S-8 to register 2,600,000 Common Shares, par value $1.00 per share, of the Company, for issuance in connection with the United States Cellular Corporation 2005 Long-Term Incentive Plan, as amended.

The statutory filing fee was transmitted to the Fedwire depository on August 4, 2009.

Should you have any questions, please do not hesitate to call the undersigned at (608) 664-8501 or Alfred N. Sacha of Sidley Austin LLP at (312) 853-2939. Thank you.

Very truly yours,

TELEPHONE AND DATA SYSTEMS, INC.

By:	/s/ Douglas W. Chambers
Douglas W. Chambers Director - Accounting and Reporting